Exhibit (a)(5)(C)

FOR RELEASE WEDNESDAY, May 14, 2008

Investor Contact:	Media Contact:
Tomoyuki Ooue (Takeda)	Seizo Masuda (Takeda)
(011-81) 3-3278-2301	(011-81) 3-3278-2037
tomoyuki_ooue@takeda.co.jp	masuda_seizo@takeda.co.jp

Kyle Kuvalanka (Millennium)	Karen Gobler (Millennium)
(617) 761-4734	(617) 444-1392
kyle.kuvalanka@mpi.com	karen.gobler@mpi.com

TAKEDA COMPLETES SUBSEQUENT OFFERING PERIOD FOR SHARES OF

MILLENNIUM PHARMACEUTICALS, INC.

OSAKA, Japan, and CAMBRIDGE, Mass., USA, May 14, 2008 – Takeda Pharmaceutical Company Limited (“Takeda”, TSE: 4502) and Millennium Pharmaceuticals, Inc. (“Millennium”, Nasdaq: MLNM) today announced the completion of Takeda’s tender offer by its wholly-owned subsidiary, Mahogany Acquisition Corp., to acquire all outstanding shares of Millennium common stock for US$25.00 per share.

The subsequent offering period for the tender offer expired at 12:00 midnight (New York City Time) at the end of Tuesday, May 13, 2008. The depositary for the tender offer has advised Takeda that, as of the expiration of the subsequent offering period, approximately 295,628,495 shares of Millennium common stock have been tendered, representing approximately 90.3% of the outstanding shares of Millennium common stock. All shares that were validly tendered have been accepted for purchase, and Takeda has or will promptly pay for all such shares.

As previously announced, Takeda expects to effect, without a vote or meeting of Millennium stockholders, a short-form merger on May 14, 2008 to complete the Millennium acquisition.  Following the merger, Millennium will be an indirect wholly-owned subsidiary of Takeda.  In the merger, each of the remaining shares of Millennium common stock (other than any shares in respect of which appraisal rights are validly exercised under Delaware law and any shares owned by Millennium, Takeda or any of their subsidiaries) will be converted into the right to receive the same $25.00 in cash per share, without interest, that was paid in the tender offer.  Following the merger, Millennium common stock will cease to be traded on the NASDAQ Global Select Market.

About Takeda

Founded in 1781 and located in Osaka, Japan, Takeda is a research-based global company with its main focus on pharmaceuticals. As the largest pharmaceutical company in Japan and one of the global leaders of the industry, Takeda is committed to striving toward better health for individuals and progress in medicine by developing superior pharmaceutical products. Additional information about Takeda is available through its corporate website, http://www.takeda.com.

About Millennium

Millennium, a leading biopharmaceutical company based in Cambridge, Mass., markets VELCADE, a novel cancer product, and has a robust clinical development pipeline of product candidates.  Millennium research, development and commercialization activities are focused in two therapeutic areas: oncology and inflammation.  By applying its knowledge of the human genome, understanding of disease mechanisms and industrialized drug discovery platform, Millennium is developing an exciting pipeline of innovative product candidates.  Additional information about Millennium is available through its website, www.millennium.com.

Forward-Looking Statements

This press release contains “forward-looking statements” that involve significant risks and uncertainties. All statements other than statements of historical fact are statements that could be deemed forward-looking statements, including statements regarding the ability to complete the transaction; any statements of expectation or belief; and any statements of assumptions underlying any of the foregoing. Investors and security holders are cautioned not to place undue reliance on these forward-looking statements. Actual results could differ materially from those currently anticipated due to a number of risks and uncertainties. Risks and uncertainties that could cause results to differ from expectations include: uncertainties as to the timing of the merger; the possibility that various closing conditions for the merger may not be satisfied or waived, including that a governmental entity may prohibit, delay or refuse to grant approval for the consummation of the merger; and other risks and uncertainties discussed in the tender offer documents, as amended and supplemented, filed by Mahogany Acquisition Corp. with the Securities and Exchange Commission and the Solicitation/Recommendation Statement, as amended and supplemented, filed by Millennium.  Neither Takeda nor Millennium undertakes any obligation to update any forward-looking statements as a result of new information, future developments or otherwise.

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